Exhibit 99.1

NEWS RELEASE

DATE:	April 22, 2009 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —

Announces Earnings for the First Quarter 2009

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the first quarter ended March 31, 2009.  The Company reported net income of $1.2 million for the first quarter and earnings per common share of $0.03 compared to the $0.34 per common share reported in the first quarter of 2008.  During the first quarter of 2009, the Company increased its loan loss provision expense by approximately $9.2 million over the amount of expense during the first quarter of 2008.  The additional provision expense was primarily attributable to the continued deterioration of the Company’s residential construction and land development loan portfolios as well as the overall weakness in economic conditions. The provision expense of $11.4 million increased the Company’s allowance for loan losses to total loans to 2.19% from 1.73% at December 31, 2008.

Mr. Brown stated, “During the first quarter of 2009 we continued to experience the effects of the current economic recession, including deterioration in our loan portfolio, primarily in the residential construction and land development portfolio.  This portfolio accounted for 53% of the total increase in non-performing loans while dealer wholesale loans accounted for an additional 28%.  Other areas of our loan portfolio such as commercial and industrial, consumer, hotel and agriculture continued to perform well during the quarter.  While we are disappointed in our level of earnings, the areas in which we have experienced significant declines in credit quality are in portfolios in which we have limited concentrations.  Our residential construction and development portfolio makes up less than 9% of total loans and dealer wholesale loans are less than 2% of total loans.  Additionally, we have initiated several key measures that we believe will help us respond to the current economic conditions and improve our credit quality in the future, including the addition of a Chief Credit Officer and the recent formation of a dedicated loan workout team.”

Mr. Brown continued, “Despite the difficult economic environment, I am very encouraged by several aspects of the Company’s business, as our operating performance, excluding the impact of credit quality issues, showed improvements.  I am pleased with the stability of our net interest margin for the quarter.  Despite the rise in non-performing loans, our margin was only slightly below our fourth quarter level.  I am also excited about the acceleration in new checking accounts during the quarter.  We have seen a 60% increase in new checking account openings from December 31, 2008.  Our growth in checking relationships has increased from negative 2% in 2008 to an annualized rate of more than 4% for the first three months of the year.  Demand deposits increased 19% over the same period one year ago and 17% annualized from year-end.  We will continue to increase our focus on growing new checking relationships and low cost deposits as they are keys to expanding household relationships and driving increased profitability.  The decline in mortgage rates over the last few months led MainSource to achieve record mortgage loan volume.  For the three month period ending on March 31, we produced $152 million in mortgage loans compared to $54 million for the same period one year ago.  This increased volume led to record mortgage income for the Company and demonstrates our commitment to lend in our communities.  Finally, I am proud of our new initiative to encourage our employees to volunteer in their communities.  All full time employees have been granted eight hours, paid by MainSource, to provide community service and part time employees are granted four hours.  This commitment is part of our belief in making our communities better places to live and work.”

NET INTEREST INCOME

Net interest income was $23.4 million for the first quarter of 2009, which was an 18.8% increase over the first quarter of 2008.  Earning assets increased by approximately $367 million with approximately $275 million coming from the August 2008 acquisition of 1st Independence Financial Group and $92 million of organic growth.  Net interest margin, on a fully-taxable equivalent basis, was 3.74% for the first quarter of 2009 versus 3.64% for the first quarter of 2008.  On a linked quarter basis, the Company’s net interest margin decreased by eleven basis points due primarily to the increase in the level of non-performing loans and a reduction in FHLB dividend income in the first quarter of 2009.

NON-INTEREST INCOME

The Company’s non-interest income increased to $9.2 million for the first quarter of 2009 compared to $7.8 million for the same period in 2008.  As a result of historically low mortgage interest rates, mortgage banking income increased $1.7 million in the first quarter of 2009 compared to the first quarter of 2008.  The decrease in other income was primarily related to losses incurred on sales of OREO properties.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $20.5 million for the first quarter of 2009 compared to $17.8 million for the same period in 2008, an increase of 15.0%.  The primary drivers of the increase were the impact of the acquisition of 1st Independence and an increase in FDIC insurance expense. The Company’s efficiency ratio was 61.5%, a slight improvement compared to 63.8% for the same period a year ago.

BALANCE SHEET AND CAPITAL

Total assets were $2.9 billion as of March 31, 2009, an increase of approximately $345 million compared to March 31, 2008.  The increase in assets was primarily attributable to the acquisition of 1st Independence which added approximately $325 million in assets.  Total loans were $2.0 billion as of March 31, 2009, an increase of $290 million compared to March 31, 2008.  Total deposits grew by 8.7% year-over-year and were $2.1 billion as of March 31, 2009.  While the Company’s regulatory capital ratios were already above well-capitalized levels, these ratios increased significantly during the first quarter as a result of the Company’s participation in the Capital Purchase Program.  On January 16, 2009, the Company issued $57 million in preferred stock to the U.S. Treasury as part of this program.  As of March 31, 2009, the Company’s regulatory capital ratios were as follows: leverage ratio of 9.2%, tier one capital to risk-weighted assets of 12.8%, and total capital to risk-weighted assets of 14.1%.

ASSET QUALITY

Non-performing assets were $91.4 million as of March 31, 2009 compared to $23.3 million as of March 31, 2008 and represented 3.18% of total assets at March 31, 2009 compared to 0.92% at March 31, 2008.  On a linked-quarter basis, non-performing assets increased by approximately $26.1 million.  The increase was primarily attributable to continued deterioration in the residential construction and commercial real estate loan portfolios.  Two large credits totaling $15.8 million were transferred to non-accrual status during the quarter.  Net charge-offs for the first quarter of 2009 equaled 0.55% of average outstanding loans compared to 0.26% for the first quarter of 2008.  The Company’s allowance for loan losses was $43.2 million and represented 2.19% of total outstanding loans.  This compares to $15.4 million as of March 31, 2008, or 0.92% as a percent of loans and $34.6 million as of December 31, 2008, or 1.73% of total loans.

Income Statement Summary

	Three months ended March 31
	2009	2008
Interest Income	$35,223	$36,055
Interest Expense	11,849	16,380
Net Interest Income	23,374	19,675
Provision for Loan Losses	11,400	2,196
Noninterest Income:
Insurance commissions	481	512
Trust and investment product fees	306	417
Mortgage banking	2,622	967
Service charges on deposit accounts	3,348	3,241
Gain on sales of securities	38	342
Interchange income	984	810
Other	1,382	1,554
Total Noninterest Income	9,161	7,843
Noninterest Expense:

Employee	11,538	10,672
Occupancy	1,818	1,503
Equipment	1,684	1,481
Intangible amortization	532	635
Telecommunications	483	431
Stationary, printing, and supplies	359	310
Other	4,064	2,779
Total Noninterest Expense	20,478	17,811
Earnings Before Income Taxes	657	7,511
Provision for Income Taxes	(521)	1,260
Net Income	$1,178	$6,251
Preferred Dividends and Accretion	(628)	—
Net Income Available to Common Shareholders	$550	$6,251

Average Balance Sheet Data

	Three months ended March 31
	2009	2008
Gross Loans	$2,013,888	$1,694,154
Earning Assets	2,583,311	2,216,640
Total Assets	2,886,598	2,515,109
Noninterest Bearing Deposits	228,444	191,114
Interest Bearing Deposits	1,812,393	1,677,269
Total Interest Bearing Liabilities	2,282,540	2,031,382
Shareholders' Equity	351,164	269,062

Per Share Data

	Three months ended March 31
	2009	2008
Diluted Earnings Per Common Share	$0.03	$0.34
Cash Dividends Per Common Share	0.145	0.140
Market Value - High	15.16	16.51
Market Value - Low	4.85	12.15
Average Outstanding Shares (diluted)	20,150,019	18,573.123

Key Ratios

	Three months ended March 31
	2009	2008
Return on Average Assets	0.16%	1.00%
Return on Average Equity	1.34%	9.35%
Net Interest Margin	3.74%	3.64%
Efficiency Ratio	61.52%	63.83%
Net Overhead to Average Assets	1.59%	1.61%

Balance Sheet Highlights

As of March 31	2009	2008
Total Loans (Excluding Loans Held for Sale)	$1,971,714	$1,681,920
Allowance for Loan Losses	43,235	15,423
Total Securities	535,902	506,930
Goodwill and Intangible Assets	149,817	134,689
Total Assets	2,873,051	2,528,343
Noninterest Bearing Deposits	235,847	201,711
Interest Bearing Deposits	1,833,665	1,702,445
Other Borrowings	380,715	295,118
Shareholders’ Equity	358,632	273,757

Other Balance Sheet Data

As of March 31	2009	2008
Book Value Per Common Share	$15.04	$14.74
Loan Loss Reserve to Loans	2.19%	0.92%
Loan Loss Reserve to Non-Performing Loans	51.05%	78.55%
Nonperforming Assets to Total Assets	3.18%	0.92%
Outstanding Shares	20,136,362	18,570,071

Asset Quality

As of March 31	2009	2008
Loans Past Due 90 Days or More and Still Accruing	$3,022	$1,046
Non-accrual Loans	81,668	19,150
Other Real Estate Owned	6,722	3,055
Total Nonperforming Assets	$91,412	$23,251

Net Charge-offs - YTD	$2,748	$1,104
Net Charge-offs as a % of average loans	0.55%	0.26%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 85 banking offices through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.